ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Announces Closing of Amended Credit Facility

SAN ANTONIO (July 1, 2011) - Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that it has closed its second amended and restated credit facility.

The $300 million amended and restated credit facility has an initial borrowing base of $125 million, of which approximately $90 million was drawn at closing.  Borrowings under the credit facility will bear an interest rate, based on utilization, of LIBOR plus 2.25% – 3.25%.  The tenor on the credit facility is four years and expires in 2015.

Société Générale acted as administrative agent and issuing lender, SG Americas Securities, LLC acted as sole bookrunner and SG Americas Securities, LLC, The Royal Bank of Scotland plc and ING Capital LLC acted as joint lead arrangers for the amended and restated credit facility.

“We are pleased to announce that we were able to capitalize on the improved credit markets which greatly reduced our interest costs as we will save between $6.0-8.0 million, depending on utilization, over the life of the credit facility,” commented Bob Watson, Abraxas’ President and CEO.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas  production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675